Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-15983 on Form N-1A of our report dated January 12, 2021 relating to the financial statements and financial highlights of Fidelity Nasdaq Composite Index Fund, a fund of Fidelity Concord Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Concord Street Trust for the year ended November 30, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 21, 2021